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                                                                    Exhibit 23.1



INDEPENDENT AUDITOR'S CONSENT





To the Board of Directors
PICK Communications Corp.



We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated March 5, 1999, except for portion of Notes 13 and 17, as to which the date is March 26, 1999; Notes 6 and 16, as to which the date is April 28, 1999; and the last paragraph of Note 17, as to which the date is July 23, 1999 on the financial statements of PICK Communications, Inc. as of December 31, 1998, which appear in such Prospectus. We also consent to the reference to our Firm under the captions "Experts" and "Selected Financial Data" in such Prospectus.



GOLDSTEN GOLUB KESSLER LLP
New York, New York


August 12, 1999